CONSENT OF INDEPENDENT ACCOUNTANTS



      We hereby consent to the inclusion of our report dated October 22, 1998 on the balance sheet of AEI Income & Growth Fund 23 Limited Liability Company as of October 22, 1998, and our report dated November 9, 1998 on the balance sheet of AEI Fund Management XXI, Inc. as of December 31, 1997 and September 30, 1998 in the Form SB-2 Registration Statement of AEI Income & Growth Fund 23 Limited Liability Company dated on or about November 13, 1998 and to the reference to our Firm under the caption "Experts" in the Prospectus included therein.



                           /s/ BOULAY, HEUTMAKER, ZIBELL & CO. P.L.L.P.
                               Boulay, Heutmaker, Zibell & Co. P.L.L.P.



Minneapolis, Minnesota
November 13, 1998